Exhibit 10.7

AMENDMENT NUMBER TWO TO SEPARATION AGREEMENT

This Amendment Number Two to Separation Agreement (this “Amendment”) is made and entered into as of June 11, 2012 by and between Carmike Cinemas, Inc. (“Carmike”) and Richard B. Hare (“Executive”).

WHEREAS, Carmike and Executive entered into a Separation Agreement dated as of May 18, 2007, as amended by Amendment Number One thereto dated as of December 29, 2008 (the “Separation Agreement”), to address certain benefits payable to Executive upon termination of employment;

WHEREAS, Carmike and Executive desire to amend the Separation Agreement to clarify certain provisions for purposes of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein, Carmike and Executive hereby amend the Separation Agreement as follows, effective as of January 1, 2009:

1.

By amending Section 2.1(e) to read as follows:

“If Executive is a “specified employee” (as defined in Treas. Reg. § 1.409A-1(i)), then the timing of payments to which Executive is entitled shall be determined in accordance with § 4.13.”

2.

By amending Section 4.13, Compliance with § 409A of the Code, to read as follows:

“Compliance with § 409A of the Code. To the extent this Agreement is subject to § 409A of the Code, the Executive and Carmike intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. If Executive is a “specified employee” (as defined in Treas. Reg. § 1.409A-1(i)), then each payment to which Executive is entitled under § 2.1 that is a payment of deferred compensation from a “nonqualified deferred compensation plan” (as defined in Treas. Reg. § 1.409A-1(a)) shall be delayed until the date which is six (6) months and one (1) day after the date Executive has a “separation from service” (as defined in Treas. Reg. § 1.409A-1(h)). To the extent that any taxable reimbursement of expenses, including the reimbursements (and compensation for income taxes or tax liability) described in § 2.1(d), is a payment of deferred compensation from a “nonqualified deferred compensation plan” (as defined in Treas. Reg. § 1.409A-1(a)): (i) all approved reimbursements shall be paid within a reasonable time and not later than the last day of the calendar year following the calendar year in which the reimbursed expense was incurred, (ii) any expenses reimbursed during any calendar year shall not affect the expenses reimbursed by Carmike in another calendar year, and (iii) Executive’s right to reimbursement of expenses shall not be subject to liquidation or exchange for another benefit.”

3.

Except as otherwise expressly amended herein, the terms and conditions of the Separation Agreement as in effect immediately before the effective date of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, Carmike and Executive have executed this Amendment Number Two as of the date first set forth above.

CARMIKE CINEMAS, INC.

By:	/s/ Daniel E. Ellis
Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Richard B. Hare
Richard B. Hare